Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2017 Fourth Quarter and Full-Year Financial Results

Commercial Banking Leads Growth

Stroudsburg, PA. – October 25, 2017 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today announced financial results for fiscal three and twelve months ended September 30, 2017. The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.78 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 25 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia.

The Company reported net income of $2.0 million, or $0.19 per diluted share, for the fourth quarter ended September 30, 2017, compared with net income of $1.5 million, or $0.14 per diluted share, for the same quarter last year. For the year ended September 30, 2017, the Company reported net income of $7.3 million or $0.69 per diluted share, compared to $7.7 million or $0.73 per diluted share for the comparable period in 2016.

“Our focus on growing commercial banking relationships generated positive results in fiscal 2017, including $35 million year-over-year growth in the Company’s commercial loan portfolio, and an increase in noninterest bearing deposits that are often linked to commercial banking relationships,” said Gary Olson, President and CEO. “We originated a Company record $160 million of commercial loans and added $17 million of noninterest bearing deposits during the year.

“Our fiscal fourth quarter results, in particular, reflected the initiatives we are implementing to increase operational productivity and efficiency. Even as we have invested in building ESSA’s team of experienced producers, we are becoming more productive. A meaningful reduction of noninterest expense contributed to the year-over-year growth in fourth quarter earnings, and we expect these positive trends will continue.”

HIGHLIGHTS

•	Total interest income in the fourth quarter of 2017 was $14.9 million, up from $14.7 million for the three months ended September 30, 2016. Total interest income for the year ended September 30, 2017 was $58.3 million compared to $58.4 million for the fiscal year ended September 30, 2016.

•	Low interest rates and a flattening yield curve continued to put pressure on the Bank’s net interest margin and contributed to net interest income of $11.4 million in the fourth quarter of 2017 down from $11.7 million for the comparable period in 2016. Net interest income for the 2017 year was $45.5 million compared to $46.9 million for the comparable period in 2016.

•	Core deposits (noninterest bearing demand accounts, savings and money market accounts) rose to 60% of total deposits at September 30, 2017, compared with 58% of total deposits at September 30, 2016.

•	Total net loans at September 30, 2017 were $1.24 billion, up 1.4% from September 30, 2016.

•	Total commercial loans (commercial & industrial, commercial real estate, and government), increased 9% to $420.53 million at fiscal year-end 2017, compared to $385.35 million a year earlier.

•	With total assets increasing to $1.79 billion at September 30, 2017 from $1.77 billion at September 30, 2016, asset quality remained strong. Non-performing assets declined to 0.88% of total assets at September 30, 2017 from 1.24% at September 30, 2016.

•	Average interest-earning assets increased to $1.64 billion for the year ended September 30, 2017 from $1.62 billion for the year ended September 30, 2016. Retained earnings increased to $91.1 million at year-end 2017, from $87.6 million at year-end 2016. Total stockholders’ equity grew to $182.7 million at September 30, 2017 from $176.3 million at September 30, 2016.

Olson commented: “Our financial metrics have given us confidence that our plan to build our business and be increasingly efficient is taking hold. We have announced the closing of our final three Weis Market locations, as grocery store banking doesn’t fit with our strategic plan. We closed several grocery market locations in 2016 and 2017. This represents a continuing focus on productivity. Most of the customer activity has been consolidated into nearby ESSA locations.

“We will continue to emphasize efficient performance and asset quality. We have a robust pipeline of commercial business as we move into 2018. We’re excited about the prospects.”

Fourth Quarter and Full-Year 2017 Income Statement Review

Total interest income rose to $14.9 million for the three months ended September 30, 2017 from $14.7 million for the three months ended September 30, 2016. Total interest income for the year of 2017 declined $48,000 to $58.3 million compared with 2016.

Interest expense increased $489,000 for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily reflecting a larger base of deposits and increased borrowing costs. Increased costs of money market accounts and certificates of deposit also contributed to the increase. The growth of lower-interest demand deposits, which comprised 29% of total deposits at September 30, 2017, compared with 26% of total deposits at September 30, 2016, contributed to interest expense management. Total interest expense for the year of 2017 also increased compared with 2016 for the same primary reasons.

Net interest income was $11.4 million for the three months ended September 30, 2017 compared with $11.7 million for the comparable period in 2016. Net interest income was down $1.4 million or 3.0% to $45.5 million for the fiscal year ended September 30, 2017 from $46.9 million for the comparable period in 2016.

The net interest margin for the fourth quarter of 2017 was 2.75%, compared with 2.74% for the previous quarter, and 2.82% for the fourth quarter of fiscal 2016. Declines in net interest spreads more than offset increases in net interest earning assets for the 2017 fiscal fourth quarter compared to the fourth quarter of 2016. Net interest margin was 2.77% for the 12 months ended September 30, 2017 compared with 2.89% for the 12 months ended September 30, 2016.

Based on increased lending and charge-off activity, the Company’s provision for loan losses increased to $1.1 million for the three months ended September 30, 2017, compared with $750,000 for the three months ended September 30, 2016. The Company’s provision for loan losses increased to $3.4 million for the fiscal year ended September 30, 2017, compared with $2.6 million for the fiscal year ended September 30, 2016.

Noninterest income rose 1.9% or $45,000 to $2.4 million for the three months ended September 30, 2017, compared with the three months ended September 30, 2016. Other income of $493,000 for the three months ended September 30, 2017 included a recovery of approximately $400,000 from the redemption by the servicer of purchased loans that had previously been written down by the bank. Noninterest income decreased $584,000 or 6.7%, to $8.2 million for the fiscal year ended September 30, 2017, compared with $8.8 million for the fiscal year ended September 30, 2016. The decrease in the year-end 2017 comparison was primarily attributable to decreased gain on sale of investments in fiscal 2017.

Noninterest expense decreased 9.8% to $10.2 million for the three months ended September 30, 2017 compared with $11.3 million for the comparable period in 2016. The primary reasons for the decrease included decreases in occupancy and equipment of $173,000, advertising of $187,000 and other expenses of $312,000 along with an increase in the gain of foreclosed real estate of $203,000. These improvements primarily reflected the Company’s cost management initiatives. Noninterest expense decreased $1.4 million or 3.3% to $41.4 million for the year ended September 30, 2017 compared with $42.9 million for the comparable period in 2016. The primary reasons for the decrease included decreases in all operating expense categories except compensation and employee benefits, professional fees and advertising. The decreases are the result of the Company’s strategic goal to become more cost efficient.

Income taxes for the year ended September 30, 2017 decreased $992,000 to $1.6 million from $2.6 million for the year ended September 30, 2016. The decrease was primarily the result of lower income before taxes and the adoption of ASU 2016-09, which resulted in recognition of all excess tax benefits for share-based payment awards to be recognized in income taxes. Previously such tax benefits were recognized in additional paid in capital.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $12.7 million to $1.79 billion at September 30, 2017, from $1.77 billion at September 30, 2016. This increase was primarily due to increases in loans receivable.

Total deposits increased $60.0 million, or 4.9%, to $1.27 billion at September 30, 2017, from $1.21 billion at September 30, 2016. During the same period, borrowings decreased $48.4 million, as the Company focused on funding growing lending activity from internal deposits.

Loans receivable, net of allowance for loan losses, was $1.24 billion at September 30, 2017 compared with $1.22 billion at September 30, 2016. Declines in residential, consumer, and indirect auto lending were more than offset by increased commercial lending.

Commercial real estate loans increased to $318.3 million at September 30, 2017 from $288.4 million at September 30, 2016, while commercial & industrial loans totals were $44.1 million at September 30, 2017 compared with $40.0 million at September 30, 2016. Residential mortgage lending declined $9.9 million in 2017, reflecting continued soft housing demand in most of the Bank’s market areas.

Indirect auto and consumer lending decreased slightly at September 30, 2017 compared to September 30, 2016.

“We continue to address the continuing slow economic recovery impacting much of our markets,” explained Olson. “Housing has been particularly challenging. However, we continue to make quality residential mortgage loans. We are supporting our communities whenever possible to stay on the path of generating business activity.”

The Company reported continuing sound asset quality measurements. Nonperforming assets were $15.7 million, or 0.88%, of total assets at September 30, 2017, $22.0 million, or 1.24%, of total assets at September 30, 2016 and $20.8 million, or 1.18%, at June 30, 2017. Net loan charge-offs in fiscal fourth quarter 2017 were $956,000 compared to $1.1 million in fiscal fourth quarter 2016. Net loan charge-offs were $3.0 million for the year ended September 30, 2017 compared to $2.4 million for the same period in 2016. The allowance for loan losses was $9.4 million, or 0.75% of loans outstanding, at September 30, 2017 compared to $9.1 million, or 0.74% at September 30, 2016.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of approximately 9.14%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.44%.

Stockholders’ equity increased $6.4 million to $182.7 million at September 30, 2017, from $176.3 million at September 30, 2016. Tangible book value per share at September 30, 2017 increased to $14.40, compared with $14.05 at September 30, 2016. The Company paid a quarterly cash dividend of $0.09 per share on September 30, 2017.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.78 billion and has 25 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above, as well as risk factors disclosed in our Annual Report on Form 10-K (as supplemented by our quarterly reports on Form 10-Q) could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2017	September 30, 2016
	(dollars in thousands)
ASSETS
Cash and due from banks	$36,008	$31,815
Interest-bearing deposits with other institutions	5,675	11,843

Total cash and cash equivalents	41,683	43,658
Certificates of deposit	500	1,250
Investment securities available for sale	390,452	390,410
Loans receivable (net of allowance for loan losses of $9,365 and $9,056)	1,236,681	1,219,213
Regulatory stock, at cost	13,832	15,463
Premises and equipment, net	16,234	16,844
Bank-owned life insurance	37,626	36,593
Foreclosed real estate	1,424	2,659
Intangible assets, net	1,844	2,487
Goodwill	13,801	13,801
Deferred income taxes	10,422	11,885
Other assets	20,719	18,216

TOTAL ASSETS	$1,785,218	$1,772,479

LIABILITIES
Deposits	$1,274,861	$1,214,820
Short-term borrowings	137,446	129,460
Other borrowings	174,168	230,601
Advances by borrowers for taxes and insurance	5,163	4,956
Other liabilities	10,853	16,298

TOTAL LIABILITIES	1,602,491	1,596,135

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,764	181,900
Unallocated common stock held by the Employee Stock Ownership Plan	(8,720)	(9,174)
Retained earnings	91,147	87,638
Treasury stock, at cost	(79,891)	(82,369)
Accumulated other comprehensive loss	(754)	(1,832)

TOTAL STOCKHOLDERS’ EQUITY	182,727	176,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,785,218	$1,772,479

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2017	2016	2017	2016
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$12,293	$12,328	$48,162	$49,084
Investment securities:
Taxable	2,052	1,818	8,042	7,402
Exempt from federal income tax	287	298	1,194	1,074
Other investment income	249	225	920	806

Total interest income	14,881	14,669	58,318	58,366

INTEREST EXPENSE
Deposits	2,204	1,903	8,471	7,595
Short-term borrowings	526	274	1,449	658
Other borrowings	728	792	2,879	3,178

Total interest expense	3,458	2,969	12,799	11,431

NET INTEREST INCOME	11,423	11,700	45,519	46,935
Provision for loan losses	1,100	750	3,350	2,550

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,323	10,950	42,169	44,385

NONINTEREST INCOME
Service fees on deposit accounts	887	895	3,440	3,552
Services charges and fees on loans	425	327	1,337	1,176
Trust and investment fees	205	177	752	780
Gain on sale of investments, net	—	477	295	1,258
Earnings on Bank-owned life insurance	258	245	1,033	938
Insurance commissions	170	206	747	843
Other	493	66	595	236

Total noninterest income	2,438	2,393	8,199	8,783

NONINTEREST EXPENSE
Compensation and employee benefits	6,091	6,119	24,420	23,630
Occupancy and equipment	1,085	1,258	4,472	5,129
Professional fees	736	816	2,886	2,529
Data processing	884	964	3,657	3,960
Advertising	337	524	1,137	1,061
Federal Deposit Insurance Corporation Premiums	225	248	870	1,160
(Gain)loss on foreclosed real estate	(250)	(47)	(370)	27
Merger related costs	—	—	—	245
Amortization of intangible assets	158	175	643	763
Other	946	1,258	3,723	4,354

Total noninterest expense	10,212	11,315	41,438	42,858

Income before income taxes	2,549	2,028	8,930	10,310
Income taxes	540	499	1,591	2,583

Net Income	$2,009	$1,529	$7,339	$7,727

Earnings per share:
Basic	$0.19	$0.15	$0.69	$0.74
Diluted	$0.19	$0.14	$0.69	$0.73

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,771,002	$1,763,741	$1,763,409	$1,732,496
Total interest-earning assets	1,649,279	1,648,479	1,641,915	1,623,130
Total interest-bearing liabilities	1,413,030	1,421,228	1,415,626	1,397,068
Total stockholders’ equity	183,288	179,067	178,629	175,487
PER COMMON SHARE DATA:
Average shares outstanding - basic	10,704,554	10,456,404	10,601,733	10,398,488
Average shares outstanding - diluted	10,766,159	10,579,315	10,663,457	10,519,068
Book value shares	11,596,263	11,393,558	11,596,263	11,393,558
Net interest rate spread	2.65%	2.75%	2.69%	2.81%
Net interest margin	2.75%	2.82%	2.77%	2.89%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531